Exhibit 16.1

Thomas A. Ralston

Certified Public Accountant

41874 Sixth Street	Phone: 951-296-9030
Temecula, California 92590	Fax: 951-296-9033
tomralstoncpa@yahoo.com

January 23, 2015

Office of the Chief Accountant

Securities and Exchange Commission 100 F Street, NE

Washington, DC 20549

Re:	Arkadia International File Reference No. 333-190067

To Whom It May Concern:

We were previously the independent registered public accounting firm for Arkadia International and under the date of August 8th, 2013, we reported on the financial statements of Arkadia International as of June 30th, 2014 and 2013, and for each of the two years in the period ended June 30th, 2014 and for the period from July 15th, (inception) to June 30th, 2014.

Upon the conclusion of my engagement on August 8, 2014, and the subsequent sale of Arkadia, I terminated my position as the independent public accounting firm. We have read Arkadia International's disclosures included in Item 4.01 "Changes in Registrant's Certifying Accountant" on Arkadia International's Form 8-K dated January 23, 2015, to be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Thomas Ralston.

Thank you for your attention to this matter.

Sincerely,

/s/ Thomas A. Ralston

Thomas A. Ralston, CPA